Exhibit 99.1

The First Bancshares, Inc. Announces Agreement to Acquire First Florida Bancorp, Inc.

HATTIESBURG, MS and DESTIN, FL, July 22, 2019 – The First Bancshares, Inc. (NASDAQ: FBMS) (“First Bancshares” or “the Company”), holding company for The First, A National Banking Association (“The First”), announced today the signing of an Agreement and Plan of Merger (the “Merger Agreement”) with First Florida Bancorp, Inc. (“FFB”), parent company of First Florida Bank, pursuant to which First Bancshares has agreed to acquire FFB.

Under the terms of the Agreement and Plan of Merger, FFB will be merged with and into First Bancshares (the “Merger”). Upon consummation of the Merger, each FFB shareholder will receive (i) $5.20 in cash and (ii) 0.257 of a share (the “Exchange Ratio”) of First Bancshares’ common stock in exchange for each share of FFB stock (together, the “Merger Consideration”). The aggregate Merger Consideration is valued at approximately $85 million, based on 6,395,812 shares of FFB common stock outstanding, 152,500 in-the-money incentive stock options to purchase shares of FFB common stock, and FBMS’ 10-day average closing price of $30.30 per share as of July 17, 2019.

At June 30, 2019, FFB had approximately $451 million in consolidated assets, $255 million in loans, $387 million in deposits and $48 million in consolidated stockholders’ equity. FFB serves the areas of Destin, Fort Walton, Crestview and Panama City, Florida through six full service offices and one loan production office. The transaction will further the Company’s regional expansion plan and add additional market share within the state of Florida. Additional information regarding FFB is available on the website for First Florida Bank: https://www.firstflbank.com/.

The Agreement and Plan of Merger has been approved by the Boards of Directors of First Bancshares and FFB. The closing of the transaction, which is expected to occur in the fourth quarter of 2019, is subject to customary conditions, including regulatory approvals and approval by the shareholders of FFB.

Frank B. Burge, Chairman of the Board and CEO of FFB, commented, "We are excited to join The First Bancshares team.  We believe that combining our two institutions will expand our capabilities to better serve our clients and create significant value for our shareholders.

This partnership brings together two companies with similar cultures and business models.  We look forward to the additional resources provided by this combination and the advantages it will provide for further growth opportunities.”

Combined Company

Upon completion of the transaction, the combined company will have approximately $4.0 billion in total assets, $3.2 billion in total deposits and $2.6 billion in total loans. The Company will have 78 locations in Mississippi, Louisiana, Alabama, Florida, and Georgia.

M. Ray “Hoppy” Cole, President & Chief Executive Officer of First Bancshares and The First, commented,

“We are excited about our merger with First Florida Bancorp announced today.

 First Florida is a well-respected, premier financial institution and we are thrilled to be joining forces with Frank Burge and his team.

Our banks share a common goal of continued growth by delivering exceptional service to our clients and providing superior returns for our shareholders.

Our partnership with First Florida will substantially improve our market share in Florida and further our strategic vision of building a high performing regional community bank.”

An investor presentation summarizing the transaction, including key operating assumptions, is available on FBMS's website at https://www.thefirstbank.com/ under investor relations.

Advisors

Janney Montgomery Scott LLC served as financial advisor to First Bancshares, and Alston & Bird LLP served as its legal advisor. Hovde Group LLC served as financial advisor to FFB, and Jones Day served as its legal advisor.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in Mississippi, Louisiana, Alabama, Florida and Georgia. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

About First Florida Bancorp, Inc.

First Florida Bancorp, Inc. is the holding company of First Florida Bank, a community bank with six full service offices and one loan production office serving the areas of Destin, Fort Walton, Crestview and Panama City, Florida.

Forward Looking Statement

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected timing of the closing of the Merger, the expected returns and other benefits of the Merger, to shareholders, expected improvement in operating efficiency resulting from the Merger, estimated expense reductions resulting from the transactions and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the Merger on the Company’s capital ratios. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

Factors that could cause or contribute to such differences include, but are not limited to (1) the risk that the cost savings and any revenue synergies from the Merger may not be realized or take longer than anticipated to be realized, (2) disruption from the Merger with customers, suppliers, employee or other business partners relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (4) the risk of successful integration of FFB’s business into the Company, (5) the failure to obtain the necessary approval by the shareholders of FFB, (6) the amount of the costs, fees, expenses and charges related to the Merger, (7) the ability by the Company to obtain required governmental approvals of the Merger, (8) reputational risk and the reaction of each of the companies’ customers, suppliers, employees or other business partners to the Merger, (9) the failure of the closing conditions in the Merger Agreement to be satisfied, or any unexpected delay in closing of the Merger, (10) the risk that the integration of FFB’s operations into the operations of the Company will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by the Company’s issuance of additional shares of its common stock in the Merger, and (13) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and other documents subsequently filed by the Company with the SEC. Consequently, no forward-looking statement can be guaranteed. Neither the Company nor FFB undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this new release or any related documents, the Company and FFB claim protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Additional Information about the Merger and Where to Find It

In connection with the proposed Merger, the Company will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement of FFB and a prospectus of the Company, as well as other relevant documents concerning the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy, vote or approval. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, FFB AND THE PROPOSED MERGER. The proxy statement/prospectus will be sent to the shareholders of FFB seeking the required shareholder approvals. Investors and security holders will be able to obtain free copies of the registration statement on Form S-4 and the related proxy statement/prospectus, when filed, as well as other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov. Documents filed with the SEC by the Company will also be available free of charge by directing a written request to The First Bancshares, Inc., 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402 Attn: Chandra Kidd. The Company’s telephone number is (601) 268-8998.

Participants in the Transaction

The Company, FFB and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of FFB in connection with the proposed transaction. Information about the directors and executive officers of the Company and FFB will be included in the proxy statement/prospectus included in the registration statement on Form S-4 to be filed by the Company. Information about the directors and executive officers of the Company and their ownership of Company common stock can also be found in the definitive proxy statement in connection with its 2019 meeting of shareholders, as filed with the SEC on April 3, 2019, and other documents subsequently filed by the Company. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available. The definitive proxy statement can be obtained free of charge from the sources described above.

For additional information, contact:

The First Bancshares, Inc.	First Florida Bancorp, Inc.
M. Ray “Hoppy” Cole, Jr. Chief Executive Officer Dee Dee Lowery Chief Financial Officer (601) 268-8998	Frank B. Burge Chair of the Board Chief Executive Officer (850) 269-1201